EXHIBIT 99.01

News Release

Contacts:
FormFactor, Inc.	Investor Relations
Ron Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FormFactor Announces First Quarter 2007 Financial Results

Record quarterly revenues of $102.3 million, up 26% year over year.

LIVERMORE, Calif. —  April 25, 2007— FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the first quarter of fiscal 2007. Quarterly revenues were a record $102.3 million, up 26% from $81.3 million in the first quarter of fiscal 2006, and up 4% from $98.7 million in the fourth quarter of fiscal 2006.

Net income for the first quarter of fiscal 2007 was $14.8 million or $0.30 per share on a fully diluted basis, which included $5.2 million or $0.11 per share of stock-based compensation expense, net of tax. This compares to $18.9 million or $0.39 per share on a fully diluted basis for the fourth quarter of fiscal 2006, which included $4.8 million or $0.10 per share of stock-based compensation expense, net of tax. Net income for the first quarter of fiscal 2006 was $10.8 million or $0.25 per share on a fully diluted basis, which included $2.8 million or $0.06 per share of stock-based compensation expense, net of tax.

“We had yet another record quarter, as our customers are accelerating their transition to new technology nodes. This trend and our business momentum reaffirm FormFactor’s opportunities in 2007 and beyond,” said Igor Khandros, CEO of FormFactor.

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available through April 27, 2007 at 9:00 p.m. PDT and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering confirmation code 40225130.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.

Forward-Looking Statement:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers implement manufacturing capability changes and make the transition to smaller nanometer technology nodes; the company’s ability to execute on its global manufacturing roadmap; the company’s ability to develop and deliver innovative technologies; and the company’s ability to implement and execute processes and structures for increasing productivity and supporting growth. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 30, 2006 filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006
Revenues	$102,271	$81,330
Cost of revenues	48,567	40,500
Gross margin	53,704	40,830

Operating expenses:
Research and development	14,102	9,776
Selling, general and administrative	22,928	15,748
Total operating expenses	37,030	25,524

Operating income	16,674	15,306

Interest income	5,444	1,822
Other income (expense), net	(119)	(341)
	5,325	1,481

Income before income taxes	21,999	16,787
Provision for income taxes	7,167	6,019

Net income	$14,832	$10,768

Net income per share:
Basic	$0.31	$0.26

Diluted	$0.30	$0.25

Weighted-average number of shares used in per share calculations:

Basic	47,384	41,593

Diluted	49,060	43,473

FORMFACTOR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	March 31, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$277,782	$284,131
Marketable securities	227,782	208,263
Accounts receivable, net	73,280	54,571
Inventories	27,463	24,778
Deferred tax assets	12,500	12,500
Prepaid expenses and other current assets	12,360	12,138
Total current assets	631,167	596,381

Restricted cash	2,250	2,250
Property and equipment, net	103,767	94,064
Deferred tax assets	5,660	4,689
Other assets	1,478	945

Total assets	$744,322	$698,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,162	$31,273
Accrued liabilities	19,379	28,334
Income tax payable	279	8,264
Deferred rent	447	448
Deferred revenue and customer advances	8,485	7,273
Total current liabilities	66,752	75,592

Long term tax payable	9,780	—
Deferred rent and other long term liabilities	5,176	5,125
Total liabilities	81,708	80,717

Stockholders’ equity
Common stock, $0.001 par value	48	47
Additional paid in capital	534,778	504,709
Accumulated other comprehensive loss	(144)	(244)
Retained earnings	127,932	113,100
Total stockholders’ equity	662,614	617,612
Total liabilities and stockholders’ equity	$744,322	$698,329